Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Name	Jurisdiction
Allied World Assurance Company Holdings, Ltd	Bermuda
Allied World Assurance Company, Ltd	Bermuda
Allied World Assurance Holdings (Ireland) Ltd	Bermuda
Allied World Assurance Company (Europe) dac	Ireland
Allied World Assurance Holdings (U.S.) Inc.	Delaware
Allied World National Assurance Company	New Hampshire
Allied World Investment Company	Delaware
LVL Claims Services, LLC	Delaware
Allied World Insurance Company	New Hampshire
Allied World Assurance Company (U.S.) Inc.	Delaware
AW Underwriters Inc.	Delaware
Allied World Specialty Insurance Company	Delaware
Allied World Surplus Lines Insurance Company	Arkansas
Vantapro Specialty Insurance Company	Arkansas
Allied World Reinsurance Management Company	Delaware
Allied World Financial Services, Inc.	Delaware
Gravity Underwriting Limited	United Kingdom
Allied World Europe Holdings, Ltd	Bermuda
Allied World Managing Agency Limited	United Kingdom
Allied World Syndicate Services (Singapore) Pte. Ltd.	Singapore
Allied World Syndicate Services (Bermuda), Ltd.	Bermuda
Allied World Capital (Europe) Limited	United Kingdom
Allied World Financial Services, Ltd	Bermuda
Allied World Assurance Company, AG	Switzerland
AWAC Services Company	Delaware
AWAC Services Company (Bermuda), Ltd	Bermuda
AWAC Services Company (Ireland) Limited	Ireland